EXHIBIT 99.1

This is a press release by Liberty Global plc (“Liberty Global”) in connection with the recommended public offer (the “Offer”) by LGE HoldCo VII B.V., an indirect wholly-owned subsidiary of Liberty Global (the “Offeror”), for all the issued and outstanding shares in the capital of Ziggo N.V. (“Ziggo”) not yet owned by Liberty Global and its affiliates. The Offer is made solely pursuant to the Offer Memorandum, dated June 27, 2014, approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten), and the prospectus/offer to exchange, dated August 19, 2014, forming part of the Registration Statement on Form S-4 filed by Liberty Global with the United States Securities and Exchange Commission (“SEC”) and any amendments or supplements to such Offer materials. This announcement is not for release, publication or distribution, in whole or in part, in or into, directly or indirectly, Canada and Japan.

Update on Recommended Public Offer for Ziggo

Denver, Colorado - August 26, 2014:

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today notes, in connection with its previously announced recommended public offer (the “Offer”) to all holders of issued and outstanding ordinary shares (the “Shares”) in the capital of Ziggo N.V. (“Ziggo”) as more fully described in the joint press releases of Liberty Global and Ziggo of January 27, 2014 and June 27, 2014, that at Ziggo’s Extraordinary General Meeting (“EGM”) today the Ziggo shareholders approved all the resolutions on the agenda. These include the resolutions to approve: (i) the transfer of all of Ziggo’s assets and liabilities to an affiliate of Liberty Global; and (ii) the subsequent liquidation of Ziggo, referred to in the Dutch offer memorandum dated June 27, 2014 (the “Offer Memorandum”) and the U.S. prospectus/offer to exchange dated August 19, 2014 (the “U.S. Prospectus”) as the “Asset Sale and Liquidation Resolutions”. The Asset Sale and Liquidation Resolutions are conditional on: (i) the Offer being declared unconditional; and (ii) the number of Shares tendered under the Offer together with those Shares held by the Offeror or its affiliates being less than 95% but at least 80% of Ziggo’s issued and outstanding Shares (excluding any Shares then held by Ziggo).

Under the terms and conditions of the Offer, assuming the Asset Sale and Liquidation Resolutions adopted by the Ziggo EGM remain in full force and effect as of the time and date on which the Offer expires (the “Acceptance Closing Date”), the minimum acceptance condition of the Offer will be 80% (and not 95%) of Ziggo's aggregate issued and outstanding ordinary share capital (geplaatst en uitstaand kapitaal) (excluding any Shares held by Ziggo), on a fully diluted basis, as of the Acceptance Closing Date.

As previously announced, the acceptance period under the Offer (the “Offer Period”) will expire at 17:40 hours CET (11:40 hours EST) on September 10, 2014, unless the Offer Period is extended in accordance with the terms of the Offer. While Liberty Global remains confident that it will secure the requisite competition approval, this is expected to be after September 10, 2014, which would cause the Offer Period to be extended. In accordance with the terms and conditions set out in the Offer Memorandum and the U.S. Prospectus, the Offeror will announce any such extension by press release no later than three Dutch business days following the expiry of the Offer Period. The current deadline for a decision by the European Commission regarding its review of the transaction is November 3, 2014.

Exchange Agent
ING Bank N.V. (Attention: Sjoukje Hollander/Remko Los)
Bijlmerdreef 888
1102 MG Amsterdam
The Netherlands
Telephone: + 31 20 563 6546 / + 31 20 563 6619
Fax: + 31 20 563 6959
E-mail: iss.pas@ing.nl

Information Agent
Georgeson
Westplein 11, 3016 BM, Rotterdam, Netherlands
480 Washington Boulevard, 26th Floor, Jersey City, NJ 07310 USA
Toll-Free Number for European Retail Shareholders: 00 800 3814 3814
European Bank and Broker Helpline: +44 (0) 870 703 6357
Toll-Free Number for Institutional and U.S. Shareholders: (877) 507-1756
Email: ziggo@georgeson.com

Additional Information and Where to Find It
Nothing in this press release shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Ziggo. In connection with the proposed acquisition of Ziggo, Liberty Global has filed a registration statement on Form S-4 with the SEC as amended containing the U.S. Prospectus, and as to which the Offer Memorandum has been filed as an exhibit. SHAREHOLDERS OF ZIGGO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE U.S. PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders can obtain a free copy of the registration statement, the U.S. Prospectus and the Offer Memorandum, as well as other filings containing information about Liberty Global, without charge, at the SEC's internet site (http://www.sec.gov). Copies of the registration statement, the U.S. Prospectus, the Offer Memorandum and other filings by Liberty Global with the SEC that are incorporated by reference in the U.S. Prospectus can also be obtained, without charge, by directing a request to Liberty Global plc, 12300 Liberty Boulevard, Englewood, CO 80112, USA, Attention: Investor Relations, or on the website of Liberty Global at http://www.libertyglobal.com/ir-ziggo-offer.html.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

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